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                                                                   EXHIBIT 10.13



                                                               November 16, 1998




Mr. John E. Calaway
Edge Petroleum Corporation
1111 Bagby, Suite 2100
Houston, Texas 77002

Dear John:

          In connection with your separation from Edge Petroleum Corporation (Company) and in consideration of your service to the Company, you and the Company have agreed to the terms and conditions as contained in this letter and the attachment to this letter concerning your separation from employment effective as of November 16, 1998.

          In consideration of the Company's agreement to provide the benefits, payments, and other items described in the attachment to this Agreement, the receipt and sufficiency of which are hereby acknowledged:

               (a) You hereby release and forever discharge the Company and its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, consultants, attorneys, representatives, successors, assigns, and insurers from any and all damage, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to the Company, and you hereby accept the cash payments, benefits, and other items described herein and in the attachment to this Agreement in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities, and claims you now have or may have with respect to such matters; provided, however, that, notwithstanding the foregoing release and discharge, you shall retain all rights to (i) coverage, if any, under directors' or officers' fiduciary errors and omissions and other liability insurance policies that by their terms would apply to your acts or omissions while serving the Company, its subsidiaries and affiliates and their respective officers, directors, agents, servants, employees, consultants, attorneys, representatives, successors and assigns,
     (ii) you and your dependents rights to payment, coverage, benefits and other protections in the Company's medical and dental plans, (iii) your rights under the Company's Employees' Savings and Profit Sharing Plan Trust, (iv) your rights under this Agreement and (v) any indemnification arrangements with the Company (including

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                                                            Page 2 of Letter to
                                              John E. Calaway November 16, 1998


     pursuant to the Company's Bylaws) that apply to your service with the Company or its affiliates.

               This release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Texas Labor Code, any state or federal statute, regulation or common law pertaining to "whistleblowers," any claims for breach of contract, tort or personal injury of any sort, and any claim under any other state or federal statute or regulation, in equity or at common law. Further, by accepting the payments described in the attachment to this Agreement, you agree not to sue the Company or the related persons and entities described above on account of any matter released hereby. You affirm and agree that your employment relationship has ended on your separation date, November 16, 1998, and you withdraw unequivocally, completely, and finally from your employment, you resign all positions, titles, responsibilities, and authority as an officer or employee of the Company and its affiliates, and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described in the attachment to this Agreement. You agree that this Agreement is valid, fair, adequate and reasonable, was with your full knowledge and consent, and was not procured through fraud, duress, or mistake. You shall have twenty-one days to decide whether to sign the Agreement and be bound by its terms. You shall have the right to revoke or cancel it within seven days after you have signed it. This cancellation or revocation can be accomplished by delivery of a written notification to me. In the event that this Agreement is canceled or revoked, the Company shall have no obligation to furnish the payments and benefits described, except for vacation pay described in paragraph 2 of the attachment to this Agreement and any rights under the Company's Savings and Investment Plan, stock option plans, and other benefit plans that are vested as of your separation date, November 16, 1998 and the Employment Agreement (defined below) will remain in effect. Notwithstanding the revocation letter, your termination of employment shall nevertheless remain effective, including your resignation as both a member of the Company's Board of Directors and an officer of the Company or its affiliates. You acknowledge that you have been advised in writing to consult with an attorney prior to signing this Agreement and have had an adequate opportunity to seek advice of your own choosing. You acknowledge that you have read this Agreement, have had an opportunity to ask questions and have it explained to you and that you understand that this Agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Agreement, including any claims under the Employment Agreement between the Company and you dated as of February 25, 1997 (Employment Agreement). Finally, the Company agrees to release you from all claims relating to the Company, its subsidiaries and affiliates and their respective officers, directors, agents, servants, employees, consultants, attorneys, representatives, successors, assigns and insurers, except as specifically provided to he contrary in this Agreement,

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                                                            Page 3 of Letter to
                                              John E. Calaway November 16, 1998


     and agrees that the terms and provisions of this Agreement shall extend to and be binding upon the Company's successors and assigns. Without limiting the generality of the foregoing, the Company acknowledges that the provisions of Section 10 of the Employment Agreement are hereby released by the Company unless this Letter Agreement is revoked or cancelled by you.

          (b) You agree to hold for the benefit of the Company all secret or confidential information or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than acts by you or representatives of you in violation of this Agreement or the other terms and conditions of your employment by the Company). You agree that you will not, without the prior written consent of the Company or as may be otherwise required by law or legal process, communicate or divulge any such secret or confidential information or data relating to the Company or any of its affiliates and their respective businesses to anyone other than the Company and those designated by it.

          (c) You hereby agree to provide consulting services to the Company for the period commencing November 16, 1998 and ending January 1, 1999.
     The services you provide shall be as an independent contractor and shall be with respect to those matters with which you are suitably experienced and knowledgeable by reason of your education, training, and background and your prior employment with the Company, including litigation matters. The Company and you agree to work out reasonable accommodations for the provision of such consulting services so that they do not unreasonably interfere with any of your other personal employment or business endeavors. Further, the Company agrees that your obligation to provide consulting services does not impose any duty on you to bring to the Company any present or future business opportunity. In no event will such service require more than 70 hours of your time.

          The Company will reimburse you for any reasonable travel or other business expenses incurred in connection with providing such consulting services, but you shall not be entitled to any other compensation for consulting other than that described in this Agreement and the attachment thereto.

          The purpose of the arrangements described in this Agreement and attachments is to arrive at a mutually agreeable and amicable basis upon which to separate your employment with the Company. You and the Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to your employment with or separation from the Company, except in the context of any disclosure or examination necessary in connection with the enforcement of your rights under this Agreement or as may be required by law or judicial process. Furthermore, you agree that you have returned or will return immediately, any proprietary or confidential information in tangible form or documents relating to the business and affairs of the Company and its affiliates.

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                                                            Page 4 of Letter to
                                              John E. Calaway November 16, 1998


          You and the Company further agree that the existence and all terms of this Agreement, including the terms and conditions contained in the attachment, shall be kept strictly confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to your spouse, to financial institutions as part of a financial statement, to immediate family members and/or heirs, to financial, tax and legal advisors, disclosure necessary in connection with the enforcement of your rights under this Agreement or as may be required by law, regulation or judicial process; in the event confirmation of any such information is requested, the request should be directed to the chief financial officer of the Company) by you or your agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Agreement. In the event that either party feels that the other has breached any provision of this Agreement or the attachment, that party shall give the other written notice and the parties shall endeavor in good faith for not less than 20 days after such notice to resolve the alleged breach prior to exercising or seeking any other remedy.

                                       Very truly yours,

                                       /s/  Michael G. Long
                                       ------------------------------------
                                            Michael G. Long
                                            Chief Financial Officer
                                            Edge Petroleum Corporation

AGREED TO AND ACCEPTED this
  16  day of November, 1998
-----

/s/  John E. Calaway
----------------------------
     John E. Calaway


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                                                            Page 5 of Letter to
                                              John E. Calaway November 16, 1998


               Attachment to Letter Agreement Dated November 16, 1998


1.   ADDITIONAL CASH COMPENSATION

          As soon as reasonably practicable after November 16, 1998, provided the payment is seven days after you execute and return to Edge Petroleum Corporation ("Company") the attached Letter Agreement, the Company will pay you
(i) a lump sum amount equal to $600,000 plus (ii) commencing on the first business day of January 1999 and thereafter on the first business day of each succeeding calendar month in 1999 the lump sum amount of $25,000, plus (iii) on January 7, 2000 the lump sum amount of $213,602. The amount in clause (iii) has been estimated by the parties and shall be adjusted, if appropriate, so that the total of the amounts in clauses (i), (ii) and (iii) shall aggregate the lump sum amount described in Section 4(a)(i)(B) of the Employment Agreement, with disputes to be resolved by Ernst & Young. The amounts payable under clauses
(ii) and (iii) shall bear interest, which the Company shall pay quarterly beginning January 1, 1999 at ChaseBank Texas, N.A.'s prime rate plus 1%, compounded monthly. All such payments shall be subject to applicable FICA and withholding for income taxes. You acknowledge these payments are greater than any cash severance or other compensation or benefits from the Company to which you are otherwise entitled.

2.   VACATION

          You will receive a lump sum payment, subject to applicable FICA and withholding for income taxes, for all your 1998 earned vacation days, less any vacation days taken in 1998, plus your accrued vacation days, if any, through November 16, 1998.

3.   MEDICAL AND DENTAL COVERAGE

          Beginning November 17, 1998 and ending February 25, 2002, you will be eligible to continue your participation in the medical and dental coverage available to you on November 16, 1998, except that the coverage shall be secondary payor to any coverages provided by another employer. You and your dependents will be eligible on February 25, 2002 to continue coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

4.   LIFE INSURANCE AND AD&D

          Your term life insurance coverage of $2,000,000 will continue until February 25, 2002. You will have a 31 day period after February 25, 2002 to exercise the conversion options for life insurance and AD&D, according to the terms and conditions in effect at that time. It will be your responsibility to complete the conversion process if you so desire.

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                                                            Page 6 of Letter to
                                              John E. Calaway November 16, 1998


5.   STD/LTD

          Short-term and long-term disability coverage are not in effect after your separation date, November 16, 1998.

6.   SAVINGS PLAN

          As soon as reasonably practicable after seven days after you execute and return to the Company the attached Letter Agreement, the Company will pay you in cash, subject to applicable FICA and withholding for income taxes, an amount equal to any portion of your Employees' Savings and Profit Sharing Plan Trust interest which was not fully vested as of November 16, 1998, as if it had been fully vested. The vested portion of your Savings and Investment Plan account, plus employee contributions, will be available for distribution to you in accordance with the terms of the Plan.

7.   STOCK OPTIONS

          All of the Company stock options you hold as of November 16, 1998 (options on 133,645 shares of Company stock) will vest upon the date of your termination of employment and all such vested stock options, to the extent not theretofore exercised, will remain exercisable following November 16, 1998 as if you had continued in employment until the expiration of the 10-year term of the option.

8.   RESTRICTED STOCK AWARD

          Subject to your providing the consulting services described in the Letter Agreement, 106,916 shares of Restricted Stock granted to you by the Company pursuant to Section 2(b)(x) of your Employment Agreement with the Company shall be fully vested and nonforfeitable as of January 2, 1999. 13,365 shares shall be forfeited as of November 16, 1998. You will be responsible for remitting to the Company applicable FICA and withholding taxes due by reason of the vesting of such Restricted Stock.

9.   1998 BONUS

          As soon as practical after the end of 1998 you will be paid the amount, if any, described in Section 4(a)(i)(E) of the Employment Agreement.